As filed with the Securities and Exchange Commission on August 6, 2003                                                  Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VCG HOLDING CORP.

(Exact name of Registrant as specified in its charter)

Colorado	84-1157022
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	I.D. Number)

1601 W. Evans, Suite 200, Denver, Colorado 80223

(Address of Principal Executive Offices, including Zip Code)

VCG HOLDING CORP. 2003 STOCK OPTION AND STOCK BONUS PLAN

(Full title of the plan)

Troy H. Lowrie, Chairman

VCG Holding Corp.

1601 W. Evans, Suite 200

Denver, Colorado 80223

(303) 934-2424

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock	250,000 shares(1)	$3.20(2)	$800,000	$65

(1)	There are also registered hereunder such indeterminate number of additional shares of the Registrant’s $.0001 par value common stock (“Common Stock”) as may become subject to the Plan as a result of the anti-dilution provisions thereof.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the last sale of the Common Stock on August 5, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The required Plan Information is included in documents being maintained and delivered by the Registrant as required by Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.    Registrant Information and Employee Plan Annual Information.

The Registrant will provide to participants a written statement advising them of the availability, without charge, upon written or oral request, of documents incorporated by reference in Item 3 of Part II hereof, and stating that these documents are incorporated by reference in the Section 10(a) prospectus. The statement also will indicate the availability without charge, upon written or oral request of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement will include the address (giving title and department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed on May 20, 2003 and amended on June 17, 2003;

(b)	The Registrant’s Quarterly Report on Form 10-QSB for the three months ended March 31, 2003, as filed on May 27, 2003;

(c)	The Registrant’s Form 8-K as filed on August 6, 2003.

(d)	The description of the Common Stock contained in the Registrant’s Form 8-A Registration Statement under the Securities Exchange Act of 1934 (the “Exchange Act”), as filed on May 20, 2003.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

No description of the class of securities to be offered is required under this Item because the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Attorneys of the law firm of Tenenbaum & Kreye LLP are being issued 35,030 shares of Common Stock in consideration for services as corporate counsel to the Registrant.

Item 6. Indemnification of Directors and Officers.

Registrant’s Articles of Incorporation and Bylaws and the Colorado Business Corporation Act (“Act”) provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties. The foregoing is limited in its entirety by reference to the Act and the Registrant’s Amended and Restated Articles of Incorporation and Bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

4.1	Specimen copy of certificate for common stock, $.0001 par value*

4.2	Specimen copy of certificate for preferred stock, $.0001 par value*

4.3	2002 Stock Option and Stock Bonus Plan*

4.4	2003 Stock Option and Stock Bonus Plan

5.1	Opinion of Tenenbaum & Kreye LLP

23.1	Consent of Tenenbaum & Kreye LLP (included in Exhibit 5.1)

23.2	Consent of Ronald R. Chadwick, P.C.

23.3	Consent of Schumacher & Associates, Inc.

23.4	Consent of Causey Demgen & Moore, Inc.

*	Incorporated by reference from the like numbered Exhibit filed with the Registrant’s Registration Statement on Form SB-2, Registration No. 333-99379

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado on August 5, 2003.

VCG HOLDING CORP.

By:	/s/ Troy H. Lowrie
Troy H. Lowrie, Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Troy H. Lowrie Troy H. Lowrie	Chairman of the Board and Chief Executive Officer	August 5, 2003

/s/ Michael L. Ocello Michael L. Ocello	Director and President	August 5, 2003

/s/ Donald W. Prosser Donald W. Prosser	Director, Chief Financial Officer and Principal Accounting Officer	August 5, 2003

/s/ Robert J. McGraw, Jr. Robert J. McGraw, Jr.	Director	August 5, 2003

/s/ Allen S. Rubin Allen S. Rubin	Director	August 5, 2003

/s/ Rand E. Kruger Rand E. Kruger	Director	August 5, 2003

/s/ Arthur M. Schwartz Arthur M. Schwartz	Director	August 5, 2003

EXHIBIT INDEX

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

4.1	Specimen copy of certificate for common stock, $.0001 par value*

4.2	Specimen copy of certificate for preferred stock, $.0001 par value*

4.3	Stock Option and Stock Bonus Plan*

4.4	2003 Stock Option and Stock Bonus Plan

5.1	Opinion of Tenenbaum & Kreye LLP

23.1	Consent of Tenenbaum & Kreye LLP (included in Exhibit 5.1)

23.2	Consent of Ronald R. Chadwick, P.C.

23.3	Consent of Schumacher & Associates, Inc.

23.4	Consent of Causey Demgen & Moore, Inc.

*	Incorporated by reference from the like numbered Exhibit filed with the Registrant’s Registration Statement on Form SB-2, Registration No. 333-99379